Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal Second Quarter 2021 Results

Revenue of $68.4 Million, Earnings Per Diluted Share of $0.97

Acquires Emerging Technologies, Inc. (ETi), Expands Superabsorbents Offerings

Strength in International Markets Continues

Westwood, MA – April 8, 2021 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced financial results for the quarter ended February 28, 2021, the second quarter of its fiscal year 2021.

Fiscal Second Quarter Key Highlights

●	Total Revenue of $68.4 million, up 4% compared to $65.6 million in the prior year.
●	Gross Margin of 40%, compared to 38% in the prior year.
●	Net Income of $9.2 million, up 16% compared to $7.9 million in the prior year.
●	Adjusted EBITDA of $18.0 million, up 20% compared to $15.0 million in the prior year.
●	Free Cash Flow of $11.9 million, up 30% compared to $9.2 million in the prior year.
●	Ended fiscal second quarter of 2021 with a cash balance of $86.2 million.
●	Acquired Emerging Technologies, Inc. for $10.0 million on February 5, 2021 using cash on hand.

“The positive trends reflected in our second quarter results demonstrated a net rebound in demand for our products and the success that can be achieved through the continued execution of our key strategic growth drivers,” said Adam P. Chase, President and Chief Executive Officer of Chase Corporation. “We were encouraged by the returning demand levels from Asian and European customers which drove our Adhesives, Sealants and Additives segment’s performance.  However, the Industrial Tapes and the Corrosion Protection and Waterproofing segments have not recovered as quickly due to disruptions from both the coronavirus pandemic and heightened exposure to headwinds in the oil and gas markets. The extreme weather event in Texas created an additional challenge for our Corrosion Protection and Waterproofing segment in the final month of the quarter, typically its lowest due to seasonality. Our Industrial Tapes segment, however, improved its relative gross margin on a favorable sales mix and operating efficiencies realized over the prior year.”

Mr. Chase continued, “Our ongoing cost structure improvements, including our efforts to consolidate facilities, progressed further as we announced the closing of our Newark, CA sealant systems production facility and planned relocation to Hickory, NC. The facility consolidation is in line with Chase’s ongoing effort to streamline its existing processes and achieve greater operational efficiency.”

Mr. Chase added, “Our team has made significant strides in expanding our organic and inorganic growth initiatives within the challenging environment of the last twelve months.  Commitment to specification work for electric vehicle applications, leveraging our long-term success in providing reliable product solutions, contributed to our favorable results. Our recent acquisition of the superabsorbent polymers solution provider Emerging Technologies, Inc. (ETi), coupled with the prior addition of ABchimie to our portfolio, broadens our specialty chemical offerings as well as expands our market reach within the Adhesives, Sealants and Additives segment. These two acquisitions provide us with high-performance, environmentally friendly technologies which will complement our existing product offerings. I want to thank our global employees, as the success of our business is directly attributable to their hard work and resolve to meet the needs of our customers.”

Fiscal Second Quarter Financial Highlights

●	Total Revenue grew 4% to $68.4 million, compared to Q2 FY20.
●	Gross Margin of 40%, compared to 38% in Q2 FY20, due in part to sales mix and operational efficiencies, including site consolidation.
●	Selling, General and Administrative expenses decreased 2% to $12.3 million from the year-ago period.
●	Effective Income Tax Rate of 28.7%, compared to 27.1% in the year-ago period.
●	Net Income for the fiscal second quarter of 2021 was $9.2 million, or $0.97 per diluted share, compared to a Net Income of $7.9 million, or $0.83 per diluted share, for the fiscal second quarter of 2020.
●	Adjusted EBITDA for the fiscal second quarter of 2021 was $18.0 million, compared to Adjusted EBITDA of $15.0 million in the prior-year quarter. The reconciliation of Net Income to Adjusted EBITDA is included at the end of this news release.
●	Free Cash Flow in the fiscal second quarter of 2021 was $11.9 million, compared to Free Cash Flow of $9.2 million in the prior-year quarter.

“Our business continues to capture both organic and inorganic growth opportunities, execute on strategic top line expansion and generate strong cash flow. We are pleased to see our combined investment in ABchimie and ETi is already accretive to our Adhesives, Sealants and Additives segment, and we are confident these businesses will further enhance our ability to achieve our forward-looking initiatives in a cost-efficient manner," said Michael J. Bourque, Treasurer and Chief Financial Officer of Chase Corporation. “We remain debt-free, with an overall cash balance of $86.2 million, and our $150 million credit facility is available to invest in growth. We intend to renew this facility prior to its December 2021 maturity date to further support core growth initiatives and capital projects.”

Adhesives, Sealants and Additives

	For the Three Months Ended		For the Six Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Revenue	$31,575	$24,440	$61,646	$50,262
Cost of products and services sold	16,998	14,255	33,611	28,787
Gross Margin	$14,577	$10,185	$28,035	$21,475
Gross Margin %	46%	42%	45%	43%

Revenue in the Company’s Adhesives, Sealants and Additives segment increased $7.1 million or 29% in the second fiscal quarter, with $5.4 million from organic revenue growth. The revenue improvement was largely attributed to electronic and industrial coatings product line sales to Asian and European customers and contributions from ABchimie. The Company’s functional additives product line sales, which have a North American concentration, also experienced volume growth with the operations of ETi added to the product line following its February 5, 2021 acquisition.

Industrial Tapes

	For the Three Months Ended		For the Six Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Revenue	$28,345	$30,055	$54,836	$60,179
Cost of products and services sold	18,693	20,203	35,810	41,522
Gross Margin	$9,652	$9,852	$19,026	$18,657
Gross Margin %	34%	33%	35%	31%

Revenue in the Industrial Tapes segment declined $1.7 million or 6% in the second fiscal quarter. The decrease in revenue was a result of declining cable materials and specialty products product line sales. Comparatively low global oil and gas prices have reduced activity in energy markets where our cable material products are utilized. Both the pulling and detection product line and the electronic materials product line realized growth for the quarter which helped offset declining sales from other products in the segment. The segment also achieved relative gross margin improvement for both the quarter and year-to-date period, with a favorable product mix and operational efficiencies gained over the prior year.

Corrosion Protection and Waterproofing

	For the Three Months Ended		For the Six Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Revenue	$8,527	$11,087	$19,141	$21,943
Cost of products and services sold	5,224	6,208	11,099	12,140
Gross Margin	$3,303	$4,879	$8,042	$9,803
Gross Margin %	39%	44%	42%	45%

Revenue from the Corrosion Protection and Waterproofing segment declined $2.6 million or 23% compared to the year-ago period. The pipeline coatings, coating and lining systems, and bridge and highway product lines sales were unfavorable in the second quarter due to the lingering impact of the COVID-19 challenges, including those in the oil and gas industry. The segment was further impacted in the quarter by the winter weather event in the region surrounding our Houston, TX location, with shipments deferred to later periods. Despite this, the building envelope product line achieved volume growth, which partially offset the segment’s net decline.

More information on COVID-19 updates can be found at the Company website: www.chasecorp.com

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential”, among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; expectations relating to the renewal of its credit facility; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor & Media Contact:

Michael Cummings or Jackie Marcus

Alpha IR Group

Phone: (617) 982-0475

E-mail: CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone: (781) 332-0700

E-mail: investorrelations@chasecorp.com

Website: www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three and six months ended February 28, 2021 and February 29, 2020.

	For the Three Months Ended		For the Six Months Ended
All figures in thousands, except per share figures	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Revenue	$68,447	$65,582	$135,623	$132,384
Costs and Expenses
Cost of products and services sold	40,915	40,666	80,520	82,449
Selling, general and administrative expenses	12,331	12,608	24,591	25,230
Research and product development costs	1,026	1,069	2,077	2,087
Operations optimization costs	98	60	98	709
Acquisition-related costs	128	133	128	133
Loss (gain) on contingent consideration	733	—	733	—
Operating income	13,216	11,046	27,476	21,776
Interest expense	(67)	(56)	(136)	(111)
Other income (expense)	(284)	(185)	(498)	(789)
Income before income taxes	12,865	10,805	26,842	20,876
Income taxes	3,694	2,926	6,834	5,635
Net income	$9,171	$7,879	$20,008	$15,241
Net income per diluted share	$0.97	$0.83	$2.11	$1.60
Weighted average diluted shares outstanding	9,427	9,444	9,423	9,439
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$9,171	$7,879	$20,008	$15,241
Interest expense	67	56	136	111
Income taxes	3,694	2,926	6,834	5,635
Depreciation expense	949	988	1,952	2,041
Amortization expense	3,119	2,912	6,190	5,826
EBITDA	$17,000	$14,761	$35,120	$28,854
Loss (gain) on contingent consideration	733	—	733	—
Operations optimization costs	98	60	98	709
Acquisition-related costs	128	133	128	133
Adjusted EBITDA	$17,959	$14,954	$36,079	$29,696

	For the Three Months Ended		For the Six Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Reconciliation of net income to adjusted net income
Net income	$9,171	$7,879	$20,008	$15,241
Excess tax benefit related to ASU No. 2016-09	(146)	—	(146)	—
Loss (gain) on contingent consideration	733	—	733	—
Operations optimization costs	98	60	98	709
Acquisition-related costs	128	133	128	133
Income taxes *	(201)	(41)	(201)	(177)
Adjusted net income	$9,783	$8,031	$20,620	$15,906
Adjusted net income per diluted share (Adjusted diluted EPS)	$1.03	$0.85	$2.17	$1.68

* For the three and six months ended February 28, 2021 and February 29, 2020, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal 2021 and 2020.

	For the Three Months Ended		For the Six Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$12,334	$9,308	$26,386	$27,461
Purchases of property, plant and equipment	(400)	(128)	(1,060)	(827)
Free cash flow	$11,934	$9,180	$25,326	$26,634